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                                  EXHIBIT 11.1
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

For the Year Ended December 31, 2002

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
1.      Net income............................................................  $ 192,033,000
2.      Total weighted average common shares outstanding-basic................    184,928,344
3.      Basic earnings per share..............................................  $        1.04
4.      Total weighted average common shares outstanding-diluted..............    190,005,378
5.      Diluted earnings per share............................................  $        1.01
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